EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Announces Quarterly Dividend
ATLANTA, August 14, 2025 – The Board of Directors of Carter’s, Inc. (NYSE: CRI) today declared a quarterly dividend of $0.25 per share, payable on September 12, 2025, to shareholders of record at the close of business on August 26, 2025.
Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-owned stores in the United States, Canada, and Mexico online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.